Exhibit 99.1

Berkshire Hills Completes $75 Million Subordinated Debt Subscription

And Reports on Recent Progress

Pittsfield, MA — September 24, 2012 — Berkshire Hills Bancorp, Inc. (NASDAQ: BHLB) has entered into a subscription agreement for a private placement of $75 million aggregate principal amount of fifteen year Fixed-to-Floating Rate Subordinated Notes due 2027.  The offering is expected to close on September 28, 2012.  The notes bear interest at a fixed rate of 6.875% for the first ten years.  The notes convert to a variable rate of interest in the final five years and are redeemable by Berkshire during that period.

Berkshire expects to utilize the majority of the net proceeds from this offering for the cash consideration portion of the pending merger with Beacon Federal Bancorp, and to use the remaining net proceeds for other corporate purposes.  The notes qualify as Tier 2 capital under federal rules for bank holding company regulatory capital.

U.S. Bancorp Investments, Inc. acted as Sole Lead Placement Agent for this offering.  U.S. Bank National Association will serve as Issuing and Paying Agent.

Berkshire CEO Michael P. Daly stated, “We are pleased to have concluded this note subscription agreement, which allows us to lock in favorable long-term financing, thereby reducing our blended cost of capital and improving our return on common equity.  This financing is timed in conjunction with our planned acquisition of Beacon Federal Bancorp, which was approved by Beacon shareholders on September 20 and which is expected to close in October, subject to customary closing conditions and final regulatory approvals.  Materials were recently distributed to Beacon shareholders for the cash/stock election to be conducted in conjunction with this transaction.  We are working closely with Beacon management and we expect this merger to be completed on time and on plan as we increase our presence in our Central New York region serving the Syracuse, Rome, and Utica markets.”

Mr. Daly continued, “We are moving forward with the integration of our new Connecticut Berkshire Bank — CBT Region.  We recently announced the appointment of former Bank of America senior manager Sheryl McQuade as Senior Vice President and Regional Leader of our Hartford/Springfield Commercial Banking Team.  Two weeks ago, we completed the conversion of our core banking systems to a new scalable platform, which is expected to enhance our customer service, product capabilities, distribution channels, and operating efficiencies.  This conversion was well received by our customers, and our staff is excited about the solid conversion results and the increased capabilities of this technology.  We are also celebrating the success of our new director and spokesman, Geno Auriemma, who coached the U.S. women’s basketball team to a gold medal in the Summer Olympics.  Coach Auriemma exemplifies the leadership, team building, performance excellence, and winning attitude that we bring to our business at Berkshire Bank — resulting in progress in building our business to better serve our markets and enhance shareholder value.”

About Berkshire Hills Bancorp

Berkshire Hills Bancorp is the parent of Berkshire Bank - America’s Most Exciting BankSM. With the Beacon merger, Berkshire expects to have approximately $5.3 billion in total assets, 73 full service branch offices, and 10 lending offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.  Berkshire Bank provides 100% deposit insurance protection for all deposit accounts, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF).  For more information, visit www.berkshirebank.com or call 800-773-5601.

Berkshire has a pending agreement to acquire Beacon Federal Bancorp which, through its bank subsidiary, Beacon Federal, offers banking and related financial services to both individual and commercial customers. The Bank is headquartered with a full-service branch in East Syracuse, New York, along with six other full-service branches in East Syracuse, Marcy and Rome, New York, Smartt and Smyrna, Tennessee, and Chelmsford, Massachusetts. Beacon’s stock trades under the symbol “BFED” and, at June 30, 2012, Beacon reported assets totaling $1.0 billion.  For more information, visit www.beaconfederal.com or call 888-256-3800.

FORWARD LOOKING STATEMENTS

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.  Berkshire does not undertake any obligation to update forward-looking statements made in this document.

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Contact

David Gonci

Investor Relations Officer

413-281-1973